Exhibit 10.1
THE WALT DISNEY COMPANY
500 South Buena Vista Street
Burbank, California 91521
July 15, 2022
Mr. Robert Chapek
Chief Executive Officer
The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521
Employment Agreement
dated as of February 24, 2020

This letter amends the captioned employment agreement (the “Agreement”) to (1) extend the term thereof by replacing the date February 28, 2023, in Paragraph 1 thereof with the date June 30, 2025, and (2) increase the target accounting award value specified in the third sentence of Paragraph 3(c) from $15 million to $20 million.
Additionally, to conform such term to the definition contained in the employment agreements applicable to the Company’s most recent agreements with senior executives, the defined term of “Termination for Cause” as set forth in Paragraph 5(e) of the Agreement is amended to read as follows:
“Termination for Cause” means a termination based on Executive’s (i) conviction of embezzlement, fraud, or other conduct which would constitute a felony; (ii) willful unauthorized disclosure of confidential information; (iii) failure, neglect of, or refusal to substantially perform the duties of the Executive’s employment; or (iv) any other act or omission which is a significant breach of the Company’s policies or which is significantly injurious to the financial condition or business reputation of the Company or any Affiliate thereof, which termination may be effected (A) immediately upon notice from the Company if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is not curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is not curable); or (B) upon twenty business days notice from the Company, if the Company shall and in good faith determine that the conduct or cause specified in such notice is curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is curable and what steps the Company believes should or could be taken to cure such conduct or cause, provided, however, that such opportunity to cure shall only be provided by the Company with respect to a termination of Executive’s employment hereunder due to gross negligence); provided that the Company shall not be entitled to terminate Executive’s employment for Cause, if Executive has, within five business days after notice in accordance with subclause (B) has been given personally to Executive or otherwise has been received by Executive, commenced in good faith to cure the conduct or cause specified in such notice and completes such cure within 20 business days following the date such notice was received.
Except as modified as specified above, the Agreement shall otherwise continue in accordance with its terms.
If you agree that the foregoing sets forth our full understanding regarding the amendment of the Agreement, please evidence your agreement and acceptance by counter-signing this letter where indicated below.

THE WALT DISNEY COMPANY

By:	/s/ Paul Richardson
Paul Richardson
Senior Executive Vice President and
Chief Human Resources Officer

Date:	July 15, 2022

AGREED AND ACCEPTED

/s/ Robert Chapek
Robert Chapek

Date:	July 15, 2022